Hennessy Advisors, Inc. Reports Second Quarter Earnings Per Share Increase of 45%

Firm Also Announces Quarterly Dividend

NOVATO, Calif., May 4, 2016 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported fully diluted earnings per share of $0.64 for the second fiscal quarter ended March 31, 2016, an increase of 45% over the prior comparable quarter ended March 31, 2015. Quarterly revenue totaled $12.2 million, an increase of 15% over the prior comparable period. From March 31, 2015, to March 31, 2016, total assets under management increased 5%, while average assets under management increased by less than 1%.

Additionally, the Board of Directors of Hennessy Advisors today declared a quarterly dividend of $0.08 per share. This quarterly dividend will be paid on June 13, 2016, to shareholders of record as of May 19, 2016.

"Against the backdrop of a challenging stock market, we are pleased to report solid results this quarter," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "I believe that U.S. equities are in the middle of a long-term, secular bull market and that every bull market experiences periods of weakness. We encourage our mutual fund investors to maintain a long-term time horizon while offering them what we believe is a wide range of products that have the potential to perform well through these choppy markets," added Mr. Hennessy.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
Second Quarter	Mar. 31, 2016	Mar. 31, 2015	$ Change	% Change
Total Revenue	$ 12,191,842	$ 10,558,080	$ 1,633,762	15%
Net Income	$ 3,282,940	$ 2,593,428	$ 689,512	27%
Earnings Per Share (Diluted)	$ 0.64	$ 0.44	$ 0.20	45%
Weighted Average Number of Shares Outstanding (Diluted)	5,129,074	5,862,559	(733,485)	-13%
Mutual Fund Average Assets Under Management	$ 5,993,645,008	$ 5,983,459,607	$ 10,185,401	0%

At Period Ending Date	Mar. 31, 2015	Mar. 31, 2015	$ Change	% Change
Mutual Fund Total Assets Under Management	$ 6,424,453,419	$ 6,131,189,966	$ 293,263,453	5%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to superior service to shareholders and a consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

Available Topic Expert(s): For information on the listed expert(s), click appropriate link.
Neil J. Hennessy
ProfNet - https://profnet.prnewswire.com/Subscriber/ExpertProfile.aspx?ei=100270

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354; or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 202-262-4989